Exhibit 99.1

NEWS RELEASE

Media Contact:

ICR for Harte Hanks

Phil Denning

646-277-1258

Phil.Denning@icrinc.com

Investor Contact:

ICR for Harte Hanks

Staci Strauss Mortenson

203-682-8273

Staci.Mortenson@icrinc.com

HARTE HANKS ANNOUNCES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

SAN ANTONIO — September 14, 2015 — Harte Hanks (NYSE: HHS), a leader in developing customer relationships, experiences and defining interaction-led marketing, today announced the appointment of Karen Puckett as its President and Chief Executive Officer, effective immediately.

Ms. Puckett, 55, a director of Harte Hanks since 2009, will remain a director but will no longer serve on the Compensation Committee. Ms. Puckett succeeds interim President and CEO Doug Shepard, who will continue in his role as Harte Hanks’ Chief Financial Officer.

“Karen has a proven track record of successfully growing an enterprise both organically and through acquisitions, and in navigating a business through shifts in industry dynamics. We are delighted to appoint her as the leader of Harte Hanks,” said Chris Harte, Chairman of the Board. “The Board unanimously agrees Karen’s extensive business building experience and knowledge of the tech sector will help us build an integrated, interactive and digital approach over the long-term that will best position Harte Hanks for sustained profitable growth and further our efforts toward becoming a leader in smarter customer interactions.”

“On behalf of the board, I want to thank Doug for his steady hand in guiding Harte Hanks as interim CEO,” Mr. Harte added. “Doug has played an invaluable leadership role in Harte Hanks throughout his over seven year tenure with us, and we look forward to his continued positive impact on our business moving forward.”

Ms. Puckett brings significant experience in the telecom, cloud and managed services industries in both consumer and business segments, stemming from her 15-year tenure at CenturyLink, Inc. (NYSE: CTL), where she served as the Chief Operating Officer from 2000 — 2014, and as President — Global Markets from then until leaving the company in August to pursue new leadership opportunities.

During her time at CenturyLink, she was instrumental in leading its transformation from a local telephone company to an industry leader in advanced communications services and driving revenue growth from $1.5 billion to over $18 billion. Furthermore, she is an experienced business integrator, having overseen 15 acquisitions during her time at CenturyLink. In addition to serving on the board of Harte Hanks, Ms. Puckett also sits on the board of Entergy Corporation, a Fortune 500 electric utilities company.

“I am excited for the opportunity to lead Harte Hanks and look forward to working with my colleagues to further advance our capabilities and the strategic plan we began implementing last year,” said Ms. Puckett. “While we have a solid foundation in place, it is clear that we still have a lot of work to do to achieve our goal of returning the business to profitable revenue growth and becoming a leader in smarter customer interactions. With the industry moving towards digital approaches supported by data and analytics, I believe this presents a tremendous growth opportunity for Harte Hanks. By building out and strengthening our data analytics and interactive capabilities, we can deliver more impactful market-leading products that better connect our clients with their customers, which will ultimately benefit our employees and stockholders as well over the long-term.”

About Harte Hanks

Harte Hanks partners with clients to deliver relevant, connected and quality customer interactions. Our approach starts with discovery and learning, which leads to customer journey mapping, creative and content development, analytics and data management, and ends with execution and support in a variety of digital and traditional channels. We do something powerful: we produce engaging and memorable customer interactions to drive business results for our clients, which is why Harte Hanks is famous for developing better customer relationships, experiences and defining interaction-led marketing. For more information, visit the Harte Hanks website at www.hartehanks.com, call (800) 456-9748, email pr@hartehanks.com or follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the company’s leadership transition, services and clients. A number of risks and uncertainties could cause actual results to differ materially from currently anticipated results. Additional important factors and information regarding Harte Hanks that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K, as filed with the SEC and available in the “Investors” section of our website under the heading “Financials & Filings.”  We specifically disclaim any obligation to update these forward-looking statements in the future even if circumstances change and, therefore, you should not rely on these forward-looking statements as representing our views after today.

As used herein, “Harte Hanks” refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require. Harte Hanks’ logo and name are trademarks owned by Harte Hanks. All other brand names, product names, or trademarks belong to their respective owners.